SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 18, 2016

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2016, Venkatraman Thyagarajan announced his intention to retire from the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) effective August 20, 2016.

On August 19, 2016, the Board of the Company appointed Judy Bruner to the Board, effective August 20, 2016. Ms. Bruner will serve for a term expiring at the Company’s 2017 Annual Meeting of Stockholders, whereupon she will be eligible for nomination for re-election. It was not immediately determined on which committees of the Board Ms. Bruner would serve. Ms. Bruner is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

In accordance with the Company’s current program for compensation of non-employee directors, if Ms. Bruner continues as a director she will receive a pro-rated annual cash retainer in the amount of $25,000 as of the date of the November 2016 Board meeting and an annual retainer in the amount of $100,000 as of the date of the February 2017 Board meeting. Ms. Bruner may elect to receive the retainer in cash or in the form of the Company’s common stock. In addition, Ms. Bruner will be granted equity compensation in form of shares of the Company’s common stock having a value of $160,000, as determined by the closing stock price on the date of grant. The equity compensation is expected to be granted at the first Compensation and Management Development Committee meeting of the Board following the Company’s 2017 Annual Meeting of Stockholders, provided she continuously serves as a director through the grant date. Ms. Bruner would receive similar awards at subsequent annual meetings, subject to continued service on the Board.

On August 22, 2016, the Company issued a press release regarding Mr. Thyagarajan’s retirement from the Board and Ms. Bruner’s appointment to the Board, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated August 22, 2016 entitled “Judy Bruner Appointed to Board of Directors of Varian Medical Systems; Venkatraman Thyagarajan Retires from Varian Board.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: August 22, 2016

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